                                                                   Exhibit m(1)
                              AMENDED AND RESTATED
                                DISTRIBUTION PLAN

      DISTRIBUTION PLAN, dated as of August 9, 1990, amended and restated effective as of January 4, 1999, and further amended and restated effective as of September 11, 2000, of CitiFunds International Trust, a Massachusetts business trust (the "Trust"), with respect to shares of beneficial interest of its series Smith Barney International Growth Fund (formerly, CitiFunds International Growth Portfolio) and any other series of the Trust adopting this plan (the "Series"). This Plan relates solely to shares of beneficial interest of each Series which are designated "Class A" ("Shares").

      WHEREAS, the Trust engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Trust's shares of beneficial interest are divided into separate series representing interests in separate funds of securities and other assets;

      WHEREAS, the Trust intends to distribute Shares in accordance with Rule 12b-1 under the 1940 Act, and wishes to adopt this Plan as a plan of distribution pursuant to Rule 12b-1;

      WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Trust and the shareholders of the Series, have approved this Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto;

      WHEREAS, an initial sales charge may be paid by investors who purchase Shares, and any distributor that enters into a Distribution Agreement with respect to the Series (the "Distributor"), broker-dealers, banks and other financial intermediaries may receive such sales charge as partial compensation for their services in connection with the sale of Shares;

      WHEREAS, each Series or the Distributor may impose certain deferred sales charges in connection with the repurchase of Shares by such Series, and the Series may pay to the Distributor, dealers and others, or the Series may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges;

      NOW, THEREFORE, the Trust hereby adopts this Plan as a plan of distribution in accordance with Rule 12b-1 under the 1940 Act, with the terms of the Plan being as follows:

      1. Distribution and Servicing Activities. Subject to the supervision of the Trustees of the Trust, the Trust may:

            (a) engage, directly or indirectly, in any activities primarily intended to result in the sale of Shares of the Series, which activities may include, but are not limited to (i) payments to the Trust's Distributor for distribution services, (ii) payments to securities dealers, financial institutions (which may include banks) and others in respect of the sale of Shares of the Series, (iii) payments for advertising, marketing or other promotional activity, and (iv) payments for preparation, printing, and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than regulators and existing shareholders of the Trust; and

            (b) make payments, directly or indirectly, to the Trust's Distributor, securities dealers, financial institutions (which may include banks) and others for providing personal service and/or the maintenance of shareholder accounts.

The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into agreements related to this Plan.

      2. Sales Charges. It is understood that, under certain circumstances, an initial sales charge may be paid by investors who purchase Shares of each Series, and the Series may pay to the Distributor, securities dealers, financial institutions (including banks) and others, or the Series may permit such persons to retain, as the case may be, such sales charge as partial compensation for their services in connection with the sale of Shares. It is also understood that, under certain circumstances, each Series or the Distributor may impose certain deferred sales charges in connection with the repurchase of Shares of such Series, and the Series may pay to the Distributor, securities dealers, financial institutions (including banks) and others, or the Series may permit such persons to retain, as the case may be, all or any portion of such deferred sales charges.

      3. Expenditures. In addition to the sales charges discussed in Section 2 above, as consideration for services performed and expenses incurred in the performance of its obligations under the Distribution Agreement with the Distributor, except in connection with print or electronic media advertising, the Trust shall pay the Distributor from the assets of each Series a distribution fee periodically at an annual rate not to exceed 0.10% of the average daily net assets represented by Shares for its then-current fiscal year. The Trust may also make payments directly to securities dealers, financial institutions (including banks) and others in respect of the sale of Shares of each Series and for providing personal service and/or the maintenance of shareholder accounts, provided that the aggregate amount of such payments made pursuant to this Plan, when added to the distribution fee paid pursuant to the immediately preceding sentence, shall not exceed 0.10% of the average daily net assets represented by Shares of each Series for its then-current fiscal year. The Trust shall pay the Distributor an additional fee from the assets of each Series at an annual rate not to exceed 0.05% of the average daily assets represented by Shares of each Series for its then-current fiscal year in anticipation of, or as reimbursement for, expenses incurred by the Distributor in connection with print or electronic media advertising in connection with the sale of Shares of such Series.

      As partial consideration for the personal services and/or account maintenance services performed by each broker-dealer, bank or other financial intermediary in the performance of its obligations under its dealer or agency agreement with the Distributor, each Series (excluding CitiFunds International Growth Portfolio) may pay each broker-dealer, bank or other financial intermediary a service fee periodically at a rate not to exceed 0.25% per annum of the portion of the average daily net assets of such Series that is represented by Shares that are owned by investors for whom such broker-dealer, bank or other financial intermediary is the holder or intermediary of record ("Service Fees"). That portion of each such Series' average daily net assets on which the fees payable under this paragraph are calculated may be subject to certain minimum amount requirements as may be determined and additional or different dealer qualification standards that may be established from time to time by the Series or the Distributor. The Distributor shall be entitled to be paid any fees payable under this paragraph with respect to Shares for which no intermediary of record exists or qualification standards have not been met as partial consideration for personal services and/or account maintenance services provided by the Distributor with respect to the Shares. The Service Fees payable pursuant to this paragraph may from time to time be paid by each Series either to the Distributor and the Distributor will then pay these fees on behalf of such Series, or directly to the applicable broker-dealer, bank or other financial intermediary.

      4. Trust's Expenses. The Trust shall pay all expenses of its operations, including the following, and such expenses shall not constitute expenditures under this Plan: organization costs of each Series; compensation of Trustees; governmental fees; interest charges; loan commitment fees; taxes; membership dues in industry associations allocable to the Trust; fees and expenses of independent auditors, legal counsel and any transfer agent, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of issuing and redeeming shares of beneficial interest and servicing shareholder accounts; expenses of preparing, typesetting, printing and mailing prospectuses, statements of additional information, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to existing shareholders of the Series; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Series, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Series (including but not limited to the fees of independent pricing services); expenses of meetings of shareholders; expenses relating to the issuance, registration and qualification of shares; and such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust may be a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

      5. Term and Termination. (a) Unless terminated as herein provided, this Plan shall continue in effect until August 4, 2001 and shall continue in effect for successive periods of one year, but only so long as each such continuance is specifically approved by votes of a majority of both the Trustees of the Trust and the Non-Interested Trustees, cast in person at a meeting called for the purpose of voting on such approval.

      (b) This Plan may be terminated at any time with respect to any Series by a vote of a majority of the Non-Interested Trustees or by a vote of a majority of the outstanding voting securities, as defined in the 1940 Act, of Shares of the applicable Series.

      6. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 3 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities, as defined in the 1940 Act, of Shares of the applicable Series, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 5(a) hereof.

      7. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

      8. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees of the Trust and the Trustees shall review quarterly a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

      9. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 8 hereof, for a period of not less than six years from the date of this Plan. Any such related agreement or such reports for the first two years will be maintained in an easily accessible place.

      10. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the provisions of the 1940 Act.